                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box): No Longer Applicable

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the contraversy prusuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
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     (4) Date Filed:
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
                                     [LOGO]

                            EXPEDITORS INTERNATIONAL
                              OF WASHINGTON, INC.

                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             WEDNESDAY, MAY 7, 1997

                            ------------------------

To the Shareholders of Expeditors International of Washington, Inc.

    Notice is hereby given that the Annual Meeting of Shareholders of EXPEDITORS INTERNATIONAL OF WASHINGTON, INC. (the "Company") will be held at 2:00 in the afternoon, on Wednesday, May 7, 1997, at The Rainier Club located at 820 Fourth Avenue, Seattle, Washington, for the following purposes:

    (1) To elect six (6) directors, each to serve until the next annual meeting of shareholders and until a successor is elected and qualified;

    (2) To approve and ratify adoption of the 1997 Stock Option Plan;

    (3) To approve and ratify adoption of the 1997 Executive Incentive Compensation Plan; and

    (4) To transact such other business as may properly come before the meeting.

    Shareholders of record on the books of the Company at the close of business on March 10, 1997, will be entitled to notice of and to vote at the meeting and any adjournment thereof.

                                          By Order of the Board of Directors

                                                    [SIGNATURE]

                                          Jeffrey J. King
                                          SECRETARY

Seattle, Washington
March 24, 1997

                             YOUR VOTE IS IMPORTANT

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED STAMPED AND ADDRESSED ENVELOPE. THIS WILL ENSURE A QUORUM AT THE MEETING. THE GIVING OF THE PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE AT THE MEETING IF THE PROXY IS REVOKED IN THE MANNER SET FORTH IN THE ACCOMPANYING PROXY STATEMENT.

                                     [LOGO]

                            EXPEDITORS INTERNATIONAL
                              OF WASHINGTON, INC.
                          999 THIRD AVENUE, SUITE 2500
                           SEATTLE, WASHINGTON 98104

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 7, 1997

                            ------------------------

                         INFORMATION REGARDING PROXIES

    This proxy statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Expeditors International of Washington, Inc. (the "Company") for use at the annual meeting of shareholders (the "Annual Meeting") to be held at The Rainier Club located at 820 Fourth Avenue, Seattle, Washington on Wednesday, May 7, 1997, at 2:00 p.m. local time, and at any adjournment or adjournments thereof. Only shareholders of record on the books of the Company at the close of business on March 10, 1997 (the "Record Date") will be entitled to notice of and to vote at the meeting. It is anticipated that these proxy solicitation materials and a copy of the Company's 1996 Annual Report to Shareholders will be mailed to shareholders on or about March 24, 1997.

    If the accompanying form of proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the instructions specified thereon. In the absence of instructions to the contrary, such shares will be voted for all of the nominees for the Company's Board of Directors listed in this proxy statement and in the form of proxy, for approval of the Company's 1997 Stock Option Plan and for approval of the Company's 1997 Executive Incentive Compensation Plan. Any shareholder executing a proxy has the power to revoke it at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation) by delivering written notice to the Secretary of the Company, by executing and delivering to the Company another proxy dated as of a later date or by voting in person at the meeting.

                               VOTING SECURITIES

    The only outstanding voting securities of the Company are shares of common stock, $.01 par value (the "Common Stock"). As of the Record Date, there were 24,282,689 shares of Common Stock issued and outstanding, and each such share is entitled to one vote at the Annual Meeting. The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock underlying abstentions and broker non-votes will be considered present at the Annual Meeting for the purpose of determining whether a quorum is present.

    Under Washington law and the Company's charter documents, if a quorum is present, the six nominees for election to the Board of Directors who receive the greatest number of votes cast by persons present in person at the Annual Meeting or represented by proxy shall be elected Directors. Abstentions and broker non-votes will have no effect on the election of directors. With respect to the proposals to approve and ratify adoption of (i) the 1997 Stock Option Plan, and
(ii) the 1997 Executive Incentive Compensation Plan, such proposals will be approved by a majority of the votes cast, including abstentions, by persons present at the Annual Meeting or represented by proxy and entitled to vote on the proposal. An abstention from voting on either proposal will have the effect of a vote "Against." Broker non-votes on a proposal will, however, have no effect because such non-votes are not considered "shares entitled to vote" on the proposals.

    Proxies and ballots will be received and tabulated by ChaseMellon Shareholder Services, an independent business entity not affiliated with the Company.

    The Common Stock is listed for trading on the NASDAQ National Market under the symbol EXPD. The last sale price for the Common Stock, as reported by NASDAQ on March 10, 1997, was $27.125 per share.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

    The following table sets forth information, as of March 10, 1997, with respect to all shareholders known by the Company to be beneficial owners of more than five percent of its outstanding Common Stock. Except as noted below, each person has sole voting and dispositive powers with respect to the shares shown.

                                          AMOUNT AND
                                          NATURE OF
                                          BENEFICIAL   PERCENT
NAME AND ADDRESS                          OWNERSHIP    OF CLASS
----------------------------------------  ----------   --------
FMR Corp. (1) ..........................  2,148,800      8.85%
  82 Devonshire Street
  Boston, MA 02109

RCM Capital Management, L.L.C. (2) .....  1,829,400      7.53%
  Four Embarcadero Center
  Suite 2900
  San Francisco, CA 94111

Wanger Asset Management, L.P. (3) ......  1,300,000      5.35%
  227 West Monroe Street
  Suite 3000
  Chicago, IL 60606

------------------------

(1) The holding shown is as of December 31, 1996, according to a Schedule 13G dated February 14, 1997 filed by FMR Corp., a parent holding company on behalf of itself and Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment advisor ("Fidelity Management"); Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank; Fidelity International Limited, Edward C. Johnson 3d ("Mr. Johnson") in his individual capacity and as a predominant shareholder of FMR Corp.; and Abigail Johnson in her individual capacity and as a predominant shareholder of FMR Corp. Fidelity Management reports that it is the beneficial owner of 1,294,800 shares. FMR Corp. and Mr. Johnson report that they have sole dispositive power with respect to 1,275,200 shares. Fidelity International Limited reports that it has sole voting and dispositive power over 19,600 of these shares. Fidelity Management Trust Company reports that it is the beneficial owner of 854,000 shares. Mr. Johnson and FMR Corp. report that they have sole voting and dispositive power over 854,000 of these shares.

(2) The holding shown is as of December 31, 1996, according to a joint statement on Schedule 13G dated January 30, 1997 filed by RCM Capital Management, L.L.C. ("RCM"), an investment advisor; RCM Limited L.P. ("RCM Limited"), the Managing Agent of RCM; and RCM General Corporation ("RCM General"), the General Partner of RCM Limited. RCM, RCM Limited, and RCM General report that, as a group, they have sole voting power with respect to 1,595,400 of these shares, sole dispositive power with respect to 1,789,400 shares and shared dispositive power with respect to 40,000 shares. The above disclosure includes 952,000 shares as to which RCM Capital Funds, Inc., a diversified open-end management investment company, claims sole dispositive power and 444,000 shares as to which RCM Growth Equity Fund claims sole dispositive power, as set forth in a joint Schedule 13G dated February 14, 1997. In a
    Schedule 13G dated February 7, 1997, Dresdner Bank AG ("Dresdner"), an international banking organization and parent holding corporation of RCM, reports beneficial ownership of 1,829,400 shares to the extent that Dresdner may be deemed to have beneficial ownership of securities deemed to be beneficially owned by RCM.

(3) The holding shown is as of December 31, 1996, according to a Schedule 13G dated February 14, 1997 filed jointly by Wanger Asset Management, Ltd. ("WAM Ltd."), for itself and as sole general partner for Wanger Asset Management, L.P. ("WAM") and by Ralph Wanger ("Wanger") in his individual capacity as principal stockholder of WAM, Ltd. Each of WAM Ltd., WAM and Wanger report shared voting and dispositive power with respect to the 1,300,000 shares. WAM serves as investment advisor to Acorn Investment Trust, Series Designated Acorn Fund (the "Trust"), and various of WAM's limited partners and employees are also officers and trustees of the Trust. WAM, as investment advisor, reports shared voting and dispositive power with respect to 1,000,000 shares which are held by the Trust.

                       PROPOSAL 1--ELECTION OF DIRECTORS

NOMINEES

    A Board of Directors consisting of six directors will be elected at the Annual Meeting to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. The Board of Directors has unanimously approved the nominees named below, all of whom are members of the current Board of Directors. Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for the six nominees of the Board of Directors named below. Although the Board of Directors anticipates that all of the nominees will be available to serve as directors of the Company, should any one or more of them not accept the nomination, or otherwise be unwilling or unable to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees designated by the Board of Directors.

    The following table lists the names and ages, and the amount and nature of the beneficial ownership of Common Stock of each nominee, of each of the Named Executive Officers described in the Summary Compensation Table, and all directors and executive officers as a group at March 10, 1997. Except as noted below, each person has sole voting and dispositive powers with respect to the shares shown.

                                                AMOUNT AND NATURE
                                                  OF BENEFICIAL     PERCENT
NAME                                      AGE       OWNERSHIP       OF CLASS
----------------------------------------  ---   -----------------   --------
Nominees:
  Peter J. Rose (1).....................   53         585,300         2.41%
  Kevin M. Walsh (1)....................   46         612,320         2.52%
  James L.K. Wang (2)...................   49         312,104         1.29%
  James J. Casey (3)....................   64          22,700         *
  Dan P. Kourkoumelis (3)...............   45          16,000         *
  John W. Meisenbach (3)................   60         126,000         *
Additional Named Executives:
  Glenn M. Alger (4)....................   40         355,474         1.46%
  Michael R. Claydon (5)(6).............   49         134,924         *
All directors and executive officers as
  a group (15 persons) (2)(5)(7)........            2,553,838        10.52%

------------------------

 *  Less than 1%

(1) Includes 160,000 shares subject to purchase options exercisable within sixty days.

(2) Includes an aggregate of 62,000 shares held by Mr. Wang for the benefit of the following individuals: Johnny Chang (30,000 shares), M.F. Chi (16,000 shares), Michael Wong (2,000 shares) and Tammy Han (14,000 shares), with respect to which Mr. Wang disclaims beneficial ownership. Mr. Wang and each of these beneficial owners are current or former employees of E.I. Freight (Taiwan), Ltd.

(3) Includes 16,000 shares subject to purchase options exercisable within sixty days.

(4) Includes 180,000 shares subject to purchase options exercisable within sixty days.

(5) Does not include 1,000 shares held by a child of Mr. Claydon, as to which Mr. Claydon disclaims beneficial ownership.

(6) Includes 59,000 shares subject to purchase options exercisable within sixty days.

(7) Includes 889,000 shares subject to purchase options exercisable within sixty days.

                            ------------------------

    All directors hold office until the next annual meeting of shareholders of the Company and until their successors are elected and qualified.

    Peter J. Rose has served as a director and Vice President of the Company since July 1981. Mr. Rose was elected a Senior Vice President of the Company in May 1986, Executive Vice President in May 1987, President and Chief Executive Officer in October 1988, and Chairman and Chief Executive Officer in May 1991.

    Kevin M. Walsh has served as a director and Vice President of the Company since July 1981. Mr. Walsh was elected a Senior Vice President of the Company in May 1986, Executive Vice President in December 1989, and President and Chief Operating Officer in May 1991.

    James L.K. Wang has served as a director and the Managing Director of Expeditors International Taiwan Ltd. since September 1981 and with its successor, E.I. Freight (Taiwan), Ltd., since January 1991. In October 1988, Mr. Wang became a director and Director-Far East of the Company and in January 1996 he was elected Executive Vice President and Director-Far East. Mr. Wang has been nominated for reelection to the Board of Directors pursuant to a contractual undertaking made by the Company in connection with the 1984 acquisition of the Company's Hong Kong, Singapore and Taiwan offices. See "Executive Compensation--Employment Contracts" and "Certain Transactions."

    James J. Casey became a director of the Company in May 1984. From May 1987 to December 1989, Mr. Casey was the Executive Vice President of Avia Group International, a subsidiary of Reebok and retailer of athletic shoes and sporting apparel. From December 1985 to April 1987, Mr. Casey was the Chief Operating Officer of Starbucks Coffee and Tea, a distributor of premium coffees and teas. From 1978 to November 1985, Mr. Casey was employed by Eddie Bauer, Inc., a subsidiary of General Mills and retailer of high quality recreational and sporting apparel and equipment, in various management capacities including, most recently, President-Direct Marketing.

    Dan P. Kourkoumelis became a director of the Company in March 1993. Since 1967, Mr. Kourkoumelis has been employed in various positions by Quality Food Centers, Inc., an independent supermarket chain. He was appointed Executive Vice President in 1983 and Chief Operating Officer in 1987, President in 1989 and Chief Executive Officer in 1996. Mr. Kourkoumelis is a member of the Board of Directors of the Western Association of Food Chains and Washington Food Industry and serves as a director of Associated Grocers, Incorporated.

    John W. Meisenbach became a director of the Company in November 1991. Since 1972, Mr. Meisenbach has been the President and sole shareholder of Meisenbach Capital Management, a financial services company. He currently serves on the Board of Directors of Costco Companies, Inc., a wholesale membership store chain. Mr. Meisenbach is a trustee of the Elite Fund, an investment company registered under the Investment Company Act of 1940.

BOARD AND COMMITTEE MEETINGS

    The Board of Directors of the Company held one meeting during the year ended December 31, 1996, and transacted business on nineteen occasions during the year by unanimous written consent.

    The Board of Directors has an Audit Committee which consists of Messrs. Casey, Kourkoumelis, and Meisenbach. The function of the Audit Committee is to meet with the internal financial staff of the Company and the independent public accountants engaged by the Company to review (i) the scope and findings of the annual audit, (ii) quarterly financial statements, (iii) accounting policies and procedures and the Company's financial reporting, and (iv) the internal controls employed by the Company. The Audit Committee also recommends to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements and reviews the fees charged for audits and for any non-audit engagements. The Committee's findings and recommendations are reported to management and the Board of Directors for appropriate action. The Audit Committee held four meetings during 1996.

    The Board of Directors has a Compensation Committee which consists of Messrs. Casey, Kourkoumelis, and Meisenbach. The function of the Compensation Committee is to consider and act upon management's recommendations to the Board of Directors on salaries, bonuses and other forms of compensation for the Company's executive officers and certain other key employees. The Compensation Committee has been appointed by the Board of Directors to administer the Company's stock option plans. The Compensation Committee held two meetings during 1996, and transacted business on one occasion during the year by unanimous written consent.

    The Board of Directors does not have a standing Nominating Committee.

    Each director attended at least 75% of the aggregate of the total number of Board of Directors meetings and meetings of committees of the Board of Directors on which he served.

DIRECTORS' COMPENSATION

    Currently directors who are not employees of the Company are each paid an annual retainer fee of $7,500, as well as $750 for each Board of Directors and committee meeting attended. Pursuant to the 1993 Directors' Non-Qualified Stock Option Plan, each director who is not an employee of the Company and who is elected to office at the annual meeting of shareholders of any year will, on the first business day of the immediately succeeding month, be automatically granted an option to purchase 4,000 shares of Common Stock at the fair market value of the stock on that date.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Company operates in the highly-competitive global logistics services industry. The Company believes that the quality of its service depends upon the quality of its officers and employees. In order to succeed, the Company believes that it must be able to attract and retain qualified executives.

    The Compensation Committee of the Board of Directors was established to develop and implement compensation policies, plans and programs which seek to:

    - attract and retain key executives critical to the long-term success of the Company,

    - enhance the profitability of the Company, and thus shareholder value, by aligning closely the financial interests of the Company's senior managers with those of its shareholders, and

    - support the short- and long-term strategic goals and objectives of the Company.

    Compensation for each of the Named Executive Officers, as well as other senior executives, consists of a base salary, annual incentive bonus compensation, and long-term incentives in the form of stock options. The Committee considers the competitiveness of the entire compensation package of an executive officer relative to that paid by similar companies when determining base salaries, percentage allocation of the bonus program, and grant of stock options. The Company's objective is to offer a total compensation package which gives the executive the opportunity to be paid at a level which is superior to that offered by the Company's competitors in the global logistics services industry.

    BASE SALARY. Throughout its history, the Company has followed the policy of offering its officers and other key managers a compensation package which is weighted toward incentive-based compensation. Accordingly, the Company believes that annual base salaries of its executive officers are generally set well below competitive levels paid to senior executives with comparable qualifications, experience and responsibilities at other comparably-sized companies engaged in similar businesses as the Company. This belief is based on the general knowledge of the Committee and management of compensation practices in the industry and, in part, on a review of compensation disclosures in the proxy statements of such comparably-sized companies, including certain companies in the industry group index shown in the stock performance graph elsewhere in this proxy statement. Base salaries for executives are reviewed by the Compensation Committee on an annual basis as part of an overall examination of compensation and the base salary may be changed based on the Committee's decision that an individual's contribution, duties, and responsibilities to the Company has changed. The Compensation Committee believes that the total compensation of the Chairman and Chief Executive Officer should be closely linked to operating income, and as a result, the fixed portion (represented by base salary) of the compensation package for this position has remained at the current level since June 1, 1987.

    INCENTIVE COMPENSATION. The Company has maintained an incentive bonus program for executive officers since inception of the Company. In January 1985, the Compensation Committee fixed the aggregate amount of bonuses available under the program at ten percent of pre-bonus operating income. Factors considered in determining the percentage to be made available for distribution included the number of executives participating in the bonus program, as well as the level of Company operations. The Compensation Committee also considered the aggregate amount of discretionary bonuses paid to executive officers in each of the years from 1982 to 1984, which approximated ten percent of operating income during those years. The Committee believes that setting the aggregate executive bonus at a fixed percentage of operating income, with fluctuations in bonuses paid tied to actual changes in operating income, provides both a better incentive to the executives than discretionary bonuses or alternative targeted performance goals, and a more direct relationship between the executives' incentive compensation and shareholders' return. By placing emphasis on growth in operating income, any change in compensation is directly proportional to the profit responsibility of the executive team.

    All officers of the Company are eligible for inclusion in the executive officer bonus program, although inclusion in the program and the allocation of the aggregate amount among individual executives is determined at the beginning of each year at the discretion of senior management. Annually the Compensation Committee reviews the compensation package for each executive officer, including the allocation of incentive compensation. The percentage of the executive bonus pool allocated to the Chairman and Chief Executive Officer has changed periodically to allow increased allocations to other executives and as a result of a change in the total number of participating executives. The portion of the executive bonus pool allocated to the Chairman and Chief Executive Officer remained constant during 1996 while there was a decrease in the total number of participating executives.

    The incentive compensation program adopted by the Compensation Committee for senior executives mirrors the compensation program that has been in place in each operating office since the inception of the Company. The Company has maintained a consistent compensation philosophy: offer a confident and capable individual a modest base salary and the opportunity to share in a fixed and determinable percentage of the operating profit generated by the business unit under his or her control. Growth in individual compensation will only occur in conjunction with an increase in the contribution to Company profits. Along with the branch manager, key department managers and supervisors share in the distribution of this branch bonus pool.

    Key elements of this compensation philosophy include encouraging each manager to think and act as an entrepreneur, establishing compensation levels that are not perceived as being arbitrary, developing financial rewards that are team oriented, and closely aligning the interests of the individual employee with the goals of the Company and returns to the shareholders.

    LONG-TERM INCENTIVES. The Compensation Committee believes that stock option grants afford a desirable, long-term compensation method because they closely ally the interests of management with shareholder value. During 1996, the Committee granted stock options to eighty-eight employees based upon recommendations made by senior management. Prior to approving any stock option grants, the Committee reviews and considers factors such as the employee's current position, length of service, and any prior stock option grants.

    No stock options were granted to a Named Executive Officer in 1996. The most recent grant for each Named Executive Officer came one year earlier during the 1995 stock option review process. These 1995 options were the first options granted to the Chairman and Chief Executive Officer and certain other Named Executive Officers since a 1990 stock option grant that contained reload provisions. In 1993, the Chairman and Chief Executive Officer along with each executive officer holding options with reload provisions, voluntarily waived their rights to, and released the Company from any obligation for, the automatic reload of stock options. No reload provisions have been included with any other options granted by the Committee.

    Each executive officer of the Company currently holds unvested stock options. The Committee believes that unvested options promote stability in the management team and provide a continuing incentive for focus on sustained long-term growth in shareholder value.

    POST EMPLOYMENT--PERSONAL SERVICES AGREEMENT. The employment contract of the Chairman and Chief Executive Officer contains a provision calling for post employment personal services for a minimum of sixty days per year including up to twenty days of business travel annually. Subject to earlier termination as described below, the personal services agreement will run for a period of ten years or until age seventy whichever comes first. In exchange, the Chairman and Chief Executive Officer will receive an annual payment initially equal to the base salary received for the most recent twelve months of service. Payments after the first year will be indexed for changes to the CPI or similar index. In the event that retirement occurs prior to age sixty, the initial annual compensation shall be reduced by four percent for each year, or fraction thereof, below age sixty. If the Chairman and Chief Executive Officer were to retire in 1997 the initial annual payment would be $83,600 and the agreement would run for ten years unless terminated as provided below. The contract also extends coverage under the Company standard benefits package as amended from time to time. The Chairman and Chief Executive Officer is prohibited from competing with the Company during the term of the personal services agreement. The obligation of the Company for such compensation is subject to termination in the event of death, disability or willful failure to perform and would also terminate in the event that employment was terminated with cause.

    The Compensation Committee recognizes the key role that continuity in personal relationships play in the global logistics services business. This agreement calling for personal services assures the Company of the post retirement involvement and loyalty of the Chairman and Chief Executive Officer. In addition, this agreement anticipates and facilitates the eventual orderly transition from one Chief Executive Officer to another while at the same time providing a modest incentive for the incumbent to delay retirement until at least age sixty.

    POLICY ON DEDUCTIBILITY OF COMPENSATION. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Federal income tax deduction for certain types of compensation paid to the Company's Chief Executive Officer and to the four highest compensated officers whose compensation must be reported to shareholders under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is limited to $1,000,000 per officer per taxable year unless such compensation meets certain requirements. The Compensation Committee is aware of this limitation and cannot eliminate the possibility that the deductibility of compensation payable in 1997 could be affected by this limitation in the event that the shareholders fail to adopt and ratify the 1997 Executive Incentive Compensation Plan. In making future compensation decisions, the Compensation Committee intends to take into account the effect of Section 162(m) as it discharges its responsibilities, although in certain cases the Compensation Committee may award compensation to covered officers which is not fully deductible by the Company as a result of this limitation.

                COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                                          James J. Casey
                                          Dan P. Kourkoumelis
                                          John W. Meisenbach

SUMMARY COMPENSATION TABLE

    The following table shows compensation paid by the Company for services rendered during fiscal years 1996, 1995, and 1994 to the person who was the Chief Executive Officer at the end of fiscal 1996 and the four other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 in 1996 (the "Named Executive Officers").

                                                                     LONG-TERM
                                                                    COMPENSATION
                                        ANNUAL COMPENSATION            AWARDS
                                   ------------------------------    SECURITIES
NAME AND                           FISCAL                            UNDERLYING         ALL OTHER
PRINCIPAL POSITION                 YEAR    SALARY       BONUS (1)    OPTIONS #      COMPENSATION (2)
---------------------------------  ----  ----------     ---------   ------------   -------------------
Peter J. Rose,...................  1996   $ 110,000      $768,366     -0-                $ 1,500
 Chairman and                      1995     110,000       551,278     40,000               1,500
 Chief Executive Officer           1994     110,000       448,961     -0-                  1,500

Kevin M. Walsh,..................  1996     110,000       768,366     -0-                  1,500
 President and Chief               1995     110,000       551,278     40,000               1,500
 Operating Officer                 1994     110,000       448,961     -0-                  1,500

James L.K. Wang,.................  1996      94,454       400,247     -0-               -0-
 Executive Vice President          1995      97,881       406,165     40,000            -0-
 and Director-Far East             1994      92,179       522,492     -0-               -0-

Glenn M. Alger,..................  1996      96,000       550,510     -0-                  1,500
 Executive Vice President          1995      96,000       394,973     25,000               1,500
 and Director-North America        1994      96,000       322,292      5,000               1,500

Michael R. Claydon,..............  1996     121,664       389,967     -0-                 26,281
 Director-Europe                   1995     122,433       279,788     25,000              23,619
                                   1994     118,865       224,887      5,000              21,917

------------------------

(1) These amounts were paid pursuant to bonus programs in place since the inception of the Company. Since 1985, the Compensation Committee of the Board of Directors has set the aggregate amount of executive bonuses at ten percent of pre-bonus operating income. Since the inception of the Company, Mr. Wang's bonus has been paid from a share in the Company standard bonus program for operating units in the Far East under Mr. Wang's supervision.

(2) Except with respect to Mr. Claydon, these amounts represent the Company's matching contributions of $.50 for each $1.00 of employee savings, up to a maximum annual Company contribution of $1,500 per qualified employee, under an employee savings plan intended to qualify under Section 401(k) of the Code. The amounts shown for Mr. Claydon represent the initial disclosure of a 7.5% Company match of a 5% voluntary employee contribution made to a defined benefit plan established for employees of the Company's United Kingdom subsidiary.

OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

    The following table sets forth certain information as of December 31, 1996 regarding options held by the Named Executive Officers.

                                    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE
                               -------------------------------------------------------------------------------------------
                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED
                                                          OPTIONS AT DECEMBER 31,      VALUE OF UNEXERCISED IN-THE-MONEY
                                 SHARES        VALUE                1996               OPTIONS AT DECEMBER 31, 1996 (2)
                               ACQUIRED ON   REALIZED    --------------------------  -------------------------------------
NAME                            EXERCISE        (1)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE        UNEXERCISABLE
-----------------------------  -----------  -----------  -----------  -------------  ------------  -----------------------
Peter J. Rose................      -0-          -0-         160,000        80,000    $  2,779,200        $   940,000
Kevin M. Walsh...............      -0-          -0-         160,000        80,000    $  2,779,200        $   940,000
James L.K. Wang..............      40,000    $ 324,800       -0-           80,000        -0-             $   940,000
Glenn M. Alger...............      -0-          -0-         180,000        60,000    $  3,112,800        $   732,500
Michael R. Claydon...........      30,000    $ 760,900       80,000        60,000    $  1,389,600        $   732,500

------------------------

(1) Represents the difference between the closing price of the Company's Common Stock on the date of exercise and the exercise price of the options, multiplied by the number of options exercised.

(2) This value is calculated based on the closing price of the Company's Common Stock at December 31, 1996, less the exercise price multiplied by the number of in-the-money options held and ignoring tax consequences. There is no guarantee that if and when these options are exercised they will have this value.

STOCK PRICE PERFORMANCE GRAPH

    The following graph shows a five year comparison of cumulative returns for the Company's Common Stock, the NASDAQ Stock Market (U.S. and Foreign) and NASDAQ Trucking and Transportation Stock Index. The total cumulative return on investment (change in month-end stock price plus reinvested dividends) for each of the periods for the Company, the NASDAQ Stock Market (U.S. and Foreign) and the NASDAQ Trucking and Transportation Index is based on the stock price or index at December 31, 1991.

                COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS
                             PERFORMANCE GRAPH FOR
                  EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

PREPARED BY THE CENTER FOR RESEARCH IN SECURITY PRICES
Produced on 02/20/97 including data to 12/31/96

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                            EXPEDITORS      NASDAQ STOCK           NASDAQ TRUCKING &
                                                           INTERNATIONAL       MARKET            TRANSPORTATION STOCKS
                                                          OF WASHINGTON,       (US &           SIC 3700-3799, 4200-4299,
                                                                     Inc.        Foreign)  4400-4599, 4700-4799 US & Foreign
12/31/91                                                            100.0           100.0                              100.0
1/31/92                                                             103.2           106.0                              110.2
2/28/92                                                             108.9           108.4                              116.6
3/31/92                                                             108.9           103.3                              114.8
4/30/92                                                              92.3            98.9                              116.3
5/29/92                                                             104.8           100.2                              116.1
6/30/92                                                             104.8            96.3                              109.2
7/31/92                                                             108.1            99.5                              108.9
8/31/92                                                             100.8            96.6                              105.4
9/30/92                                                             100.0           100.0                              108.2
10/30/92                                                            100.0           103.7                              112.3
11/30/92                                                             97.6           111.8                              118.0
12/31/92                                                            100.0           116.0                              122.4
1/29/93                                                             109.7           119.5                              126.3
2/26/93                                                              94.4           115.2                              126.0
3/31/93                                                              93.5           118.7                              131.7
4/30/93                                                              80.6           113.9                              130.4
5/28/93                                                              89.4           120.8                              133.9
6/30/93                                                              85.8           121.6                              134.4
7/30/93                                                              82.6           121.8                              136.7
8/31/93                                                              85.8           128.1                              140.6
9/30/93                                                              93.1           131.7                              140.3
10/29/93                                                            101.2           134.7                              145.0
11/30/93                                                             89.4           130.5                              145.5
12/31/93                                                             97.5           134.3                              148.7
1/31/94                                                             104.8           138.6                              158.4
2/28/94                                                             123.5           137.1                              158.3
3/31/94                                                             115.4           128.7                              148.6
4/29/94                                                             103.2           127.0                              147.6
5/31/94                                                             114.1           127.2                              143.0
6/30/94                                                             112.5           122.2                              137.6
7/29/94                                                             117.3           125.1                              144.1
8/31/94                                                             132.0           132.7                              148.0
9/30/94                                                             130.4           132.5                              141.8
10/31/94                                                            135.3           134.8                              141.7
11/30/94                                                            142.1           130.1                              132.6
12/30/94                                                            142.1           130.3                              134.8
1/31/95                                                             140.5           130.7                              134.6
2/28/95                                                             143.8           137.4                              143.8
3/31/95                                                             137.2           141.7                              141.2
4/28/95                                                             150.3           146.3                              147.7
5/31/95                                                             145.8           149.9                              146.4
6/30/95                                                             147.4           162.0                              153.9
7/31/95                                                             160.5           173.6                              158.9
8/31/95                                                             152.3           177.0                              157.6
9/29/95                                                             176.9           181.3                              158.0
10/31/95                                                            172.0           179.9                              150.7
11/30/95                                                            167.4           184.1                              162.4
12/29/95                                                            171.5           183.0                              157.2
1/31/96                                                             156.0           184.2                              151.9
2/29/96                                                             192.1           191.4                              161.6
3/29/96                                                             172.4           191.8                              171.8
4/30/96                                                             195.3           207.5                              175.1
5/31/96                                                             203.3           217.0                              175.9
6/28/96                                                             204.1           206.7                              170.5
7/31/96                                                             189.3           188.1                              155.5
8/30/96                                                             215.6           198.9                              162.3
9/30/96                                                             232.1           213.8                              163.3
10/31/96                                                            275.7           211.5                              161.1
11/29/96                                                            293.2           224.4                              173.8
12/31/96                                                            303.1           224.1                              173.7
Notes:
A. The lines represent monthly index levels derived from
compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the
market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal
year-end,
is not a trading day, the preceding trading day is used.
D. The index level for all series was set to $100.0 on
12/31/91.

EMPLOYMENT CONTRACTS

    The Company has entered into employment agreements with the following Named Executive Officers which provide for the base salaries and expiration dates indicated below:

                                                                CURRENT
                                                              BASE ANNUAL       EXPIRATION
NAME AND CURRENT POSITION                                       SALARY             DATE
----------------------------------------------------------  ---------------  ----------------
Peter J. Rose ............................................  US$110,000       May 1997
  Chairman and Chief Executive Officer

Kevin M. Walsh ...........................................  US$110,000       May 1997
  President and Chief Operating Officer

James L.K. Wang ..........................................  NT$2,592,960     February 1998
  Executive Vice President and Director-Far East

Glenn M. Alger ...........................................  US$96,000        May 1997
  Executive Vice President and Director-North America

Michael R. Claydon .......................................  UKL77,500        April 1998
  Director-Europe

    Each of the above employment agreements is automatically renewable upon expiration for additional one-year periods unless either party elects otherwise. Each agreement includes a covenant of the employee not to compete with the Company during its term and for a period of at least six months following termination, at the option of the Company, provided that no change in control shall have occurred. See "Change in Control Arrangements" below. The Company has the right to terminate any of these agreements at any time. For Messrs. Rose, Walsh and Alger, if the Company terminates an agreement without cause during the term thereof, the employee is entitled to receive an amount equal to his last six-months compensation. In other circumstances, such persons will receive a lump sum payment equal to six months base salary in the event the Company elects the post employment covenant not to compete. If the Company terminates Mr. Wang's agreement without cause during the term thereof, Mr. Wang will receive his base salary for the remainder of the term or until such time as he becomes otherwise employed in the freight forwarding business, whichever is earlier. Mr. Claydon is entitled to 12-months notice in the event employment is terminated without cause, and an additional six-months compensation in the event the Company exercises its rights under the non-competition provisions of the agreement.

CHANGE IN CONTROL ARRANGEMENTS

    The employment agreement for each executive officer allows the Company to extend the restriction on competition with the Company for at least six months following termination of the employment relationship. The extension is at the sole election of the Company unless the employee terminates the employment relationship by resigning during a specified period surrounding a "change in control," as defined below, in which case the employee may decline any offered lump sum payment and thereby avoid the accompanying restriction on competition.

    Historically, most options granted under the Company's 1985 Plan vest at the rate of 50% three years after the date of grant, an additional 25% four years after the date of grant and the balance five years after the date of grant. However, the 1985 Plan provides that outstanding options will become immediately vested and fully exercisable in connection with the occurrence of a "change in control" of the Company.

    "Change in Control" means either one of the following: (i) when any person (with certain exceptions) becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of the Company's then outstanding securities or (ii) shareholder approval of a transaction involving the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation.

               PROPOSAL 2--APPROVAL AND RATIFICATION OF THE 1997
                               STOCK OPTION PLAN

    At the Annual Meeting, the shareholders of the Company will be asked to approve and ratify the Company's 1997 Stock Option Plan ("1997 Option Plan"), which, if approved, will make available 2,000,000 shares of the Company's authorized but unissued Common Stock for purchase upon exercise of options granted under the 1997 Option Plan.

    At March 10, 1997, options to purchase a total of 2,551,340 shares of Common Stock were outstanding under the Company's 1985 Stock Option Plan and options to purchase a total of 48,000 shares of Common Stock were outstanding under the Company's 1993 Directors' Non-Qualified Stock Option Plan. If Proposal 2 is approved, 159,664 shares of Common Stock will be available for grant pursuant to the 1985 Stock Option Plan, 64,000 shares of Common Stock will be available for grant pursuant to the 1993 Directors' Non-Qualified Stock Option Plan, 724,254 shares of Common Stock will be available for grant pursuant to the 1988 Employee Stock Purchase Plan, and 2,000,000 shares of Common Stock will be available for grant pursuant to the 1997 Option Plan.

    The Board of Directors has approved a non-discretionary stock repurchase plan which currently authorizes the repurchase of up to 1,100,000 shares of Common Stock with the proceeds received from the exercise of stock options outstanding under the plans noted above. As of March 10, 1997, the Company had repurchased and retired 585,212 shares of Common Stock.

    Adoption of the 1997 Option Plan will enable the Company to continue to provide key employees with long-term compensation that will closely ally the interests of these employees with positive changes in shareholder value. Approximately 3,200 individuals would be eligible to receive options under the 1997 Option Plan as of March 10, 1997. The 1997 Option Plan includes an annual limitation on the maximum number of shares that may be granted to any individual to meet the Section 162(m) exception for deductibility of performance based compensation.

                        SUMMARY OF THE 1997 OPTION PLAN

    The following summary of the Company's 1997 Option Plan is qualified in its entirety by reference to the full text of the 1997 Option Plan, a copy of which is included as Appendix A to this Proxy Statement.

    The 1997 Option Plan provides for the grant of two types of options: 1) Incentive Stock Options which are options that meet the requirements of Section 422 of the Code, and 2) Non-Qualified Options. Shareholder approval will make available 2,000,000 shares of the Company's authorized but unissued Common Stock for purchase upon exercise of options granted under the 1997 Option Plan.

    Incentive stock options may be granted to employees of the Company or a related corporation. Non-qualified stock options may be granted to employees of the Company, a related corporation, or affiliated companies. In any fiscal year, no employee may receive options to purchase more than 10,000 shares of stock and no option may be granted at a price less than the fair market value measured on the date of the grant. This annual limitation may be increased to 50,000 shares, provided that at least 40,000 of such options have an exercise price of not less than 120% of the fair market value at the date of grant and expire no later than five years from the date of grant.

    The 1997 Option Plan will be administered by a committee of the Board of Directors consisting exclusively of members that are both "non-employee directors" and "outside directors" as those terms are defined. The committee will have authority to construe, amend or terminate the 1997 Option Plan. A written agreement will evidence each option and determine whether the option is an incentive or non-qualified stock option.

    Options will expire no later than ten years from the date of grant; provided, that no Incentive Stock Option granted to a greater-than-ten-percent shareholder will expire later than five years from the date of grant. Vested Options generally will terminate upon the first to occur of: (i) expiration of the Option; (ii) termination of the optionee's employment; or (iii) ninety days after the optionee's death or cessation of employment by reason of disability.

    If no other vesting schedule is specified, Options will be 50% vested after three years, 75% vested after four years and fully vested five years from the date of grant. The Committee may accelerate vesting, or specify an alternative vesting schedule including vesting based on the achievement of performance objectives. Upon a change of control, all options outstanding at the date thereof will become fully vested and exercisable.

    The purchase price of option shares may be paid in cash, by cashier's check, in shares of the Company's Common Stock already owned by the option holder, by having shares withheld from the number of shares of Common Stock to be received by the option holder, or by another payment mechanism approved by the Committee. Shares used in payment shall be valued at fair market value on the date of exercise.

    The 1997 Option Plan will only be effective upon approval by the shareholders. No options have been granted under the 1997 Option Plan and no determination has been made as to who will receive an option grant if the 1997 Option Plan is approved by the shareholders.

    Incentive stock options may be granted for 10 years after the effective date and non-qualified stock options may be granted until no additional shares are available or until the 1997 Option Plan is terminated.

    The Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Code Section 401(a).

        FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE 1997 OPTION PLAN

    The following description of Federal income tax consequences addresses the tax consequences for both "Incentive Stock Options" as defined in Section 422 of the Code and "Non-Qualified Options" and is intended merely to provide basic information with respect to the tax treatment applicable to the 1997 Option Plan. Although the Company believes the following statements are correct, the statements are based upon legislative, administrative, and judicial authority that is subject to revision and differing interpretations. Each participant in the Company's 1997 Option Plan should consult his or her own tax advisor concerning the tax consequences of grant, exercise, or surrender of an option and the sale or other disposition of any stock acquired pursuant to the exercise of an option. Individual financial and Federal tax situations may vary, and state and local tax considerations may be significant.

NON-QUALIFIED OPTIONS

    Any option that does not meet with all the requirements of Section 422 of the Code is commonly referred to as a non-qualified option. The grant of a non-qualified stock option does not have income tax consequences for either the Company or the recipient. Upon exercise of the option, and possibly subject to the later expiration of any substantial risk of forfeiture, the optionee must recognize ordinary taxable income in an amount equal to the difference between the fair market value of the shares acquired and the amount paid to exercise the option. The optionee exercising a non-qualified option will have a tax liability even though the shares giving rise to the liability may not have been sold and converted to cash. The optionee receives a tax basis in the shares equal to the amount of income reported plus the amount of cash or basis of other property exchanged in the exercise.

    The Company will be entitled to an income tax deduction at the same time, and in the same amount, as the optionee recognizes ordinary taxable income, provided that the total compensation is reasonable and the Company has met any applicable Federal income tax withholding obligations in connection with the optionee's income.

    Stock acquired through the exercise of a non-qualified option is a capital asset in the hands of the optionee. When the stock is sold, the holder will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale and the adjusted basis of the stock sold. The sale of stock has no tax impact on the Company.

INCENTIVE STOCK OPTIONS

    An Incentive Stock Option must meet all the requirements of Section 422 of the Code. Optionees do not recognize regular taxable income upon the grant or upon the exercise of an Incentive Stock Option. However, the difference between the exercise price and the fair market value of such shares as of the date of exercise will be an adjustment for the purpose of calculating alternative minimum taxable income. The alternative minimum tax is payable only to the extent that it exceeds the regular income tax. If the alternative minimum tax applies, it may be possible to recover some, if not all, of the alternative minimum tax paid through a credit carried forward to a tax year where regular tax liability exceeds the alternative minimum tax.

    So long as the stock acquired through an Incentive Stock Option is held for at least one year from the date of exercise and two years from the date of the grant, any sale is not considered to be a disqualifying disposition. Any gain or loss, measured by the difference between the amount realized and the adjusted basis, will be treated as proceeds from the sale of a long-term capital asset. In general, the adjusted basis will be the cash or adjusted basis of other property exchanged to exercise the option. If there is no disqualifying disposition, the Company will not receive an income tax deduction with respect to the grant, exercise or sale of the stock or stock option.

    Stock which is sold in a disqualifying disposition (other than in an insolvency proceeding) requires the seller to recognize ordinary income in an amount equal to the amount of the gain, but not more than the gain measured by the fair market value of the stock at exercise, as ordinary income with any remaining gain treated as capital gain. Any loss sustained on the disposition of the shares is a capital loss. In the event the optionee recognizes ordinary income in a disqualifying disposition, the Company receives an income tax deduction so long as the total compensation is reasonable and the Company has met any applicable Federal income tax withholding obligations in connection with the optionee's income.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 2--APPROVAL AND RATIFICATION OF THE 1997 STOCK OPTION PLAN.

          PROPOSAL 3--APPROVAL AND RATIFICATION OF THE 1997 EXECUTIVE
                          INCENTIVE COMPENSATION PLAN

    In 1993, the Internal Revenue Code was amended to add Section 162(m), which prevents a publicly held corporation from taking Federal income tax deductions previously allowed for compensation in excess of $1 million per year paid to the Named Executive Officers whose compensation is disclosed in the corporation's proxy statement. The Code, however, exempts compensation that qualifies as "performance-based".

    The Board of Directors has adopted, and proposed for approval and ratification by the shareholders, the 1997 Executive Incentive Compensation Plan (the "1997 Compensation Plan"). The 1997 Compensation Plan is a continuation of the long established incentive bonus program for corporate officers, and is similar to the incentive bonus program for all employees of the Company. The 1997 Compensation Plan is a "performance-based" plan which does not change the existing compensation policy more fully set forth under the caption "Compensation Committee Report on Executive Compensation." Shareholder approval of the 1997 Compensation Plan is necessary to ensure the continuation of the Company's income tax deduction for the incentive compensation payments to the Named Executive Officers.

                     SUMMARY OF THE 1997 COMPENSATION PLAN

    The following summary is qualified in its entirety by reference to the full text of the 1997 Compensation Plan, a copy of which is attached as Appendix B.

    The 1997 Compensation Plan establishes an executive bonus pool in an amount equal to 10% of pre-bonus operating income. Administration of the 1997 Compensation Plan is vested in a committee of the Board of Directors comprised solely of two or more "outside directors" (the "Committee") as that term is defined in regulations under Section 162(m).

    To be eligible to participate in the 1997 Compensation Plan an employee must be a corporate officer with an annual base salary below $120,000.00 (to preserve flexibility in the Company's compensation policy this amount is subject to adjustment). Within the time period established by regulation, the Committee shall establish the percentage to be allocated to each Named Executive Officer and to such other employees as the Committee may select. Any amount not allocated by the Committee shall be available to be allocated by the Chief Executive Officer, provided that any such allocation shall not increase the amount allocated to any Named Executive Officer nor increase the compensation payable to any employee such that the individual would become a Named Executive Officer.

    At the end of each fiscal quarter, the Committee will certify the attainment of the performance target and the calculation of the payouts of the related awards. No award shall be paid prior to such certification and the Committee may, in its discretion, reduce or eliminate an award based on circumstances relating to the performance of the Company or the officer.

    If approved by shareholders, the 1997 Compensation Plan will be effective for the quarter beginning July 1, 1997. The Plan may be amended by the Committee, with the approval of the Board of Directors, at any time except to the extent that shareholder approval would be required to maintain the qualification of Plan awards as performance-based compensation.

    The actual amounts to be paid to participants for the third and fourth quarters of 1997 cannot be determined at this time, as such amounts are dependent upon the Company's performance for the last six months of the current fiscal year. However, since the Plan is a continuation of the previously existing annual incentive bonus program, shareholders may assume that if the Plan had been in effect for fiscal 1996, the actual bonus compensation received by the Named Executive Officers as shown in the table under the caption entitled "Executive Compensation--Summary Compensation Table" closely approximates the incentive compensation that would have been received under the 1997 Compensation Plan. The total incentive compensation paid during 1996 to all eleven participants under the existing executive bonus plan was $4,158,358.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 3--APPROVAL AND RATIFICATION OF THE 1997 EXECUTIVE INCENTIVE COMPENSATION PLAN.

                              CERTAIN TRANSACTIONS

    In connection with the acquisition of the assets of certain Far East affiliates including Taiwan effective January 1, 1984, the Company agreed to use its best efforts, so long as James L.K. Wang remains a shareholder of the Company and is employed by the Company or any of its affiliates or exclusive agents, to cause one person nominated by Mr. Wang to be elected to the Company's Board of Directors. In addition, the Company agreed that it will make no appointment of a manager for any Far East office without prior consultation with Mr. Wang so long as he remains a shareholder of the Company and is employed by the Company or one of its affiliates or exclusive agents. Pursuant to this agreement, Mr. Wang has been nominated for re-election to the Company's Board of Directors.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    The Company has selected KPMG Peat Marwick, LLP to continue as its principal independent public accountants for the current year. Representatives of KPMG Peat Marwick, LLP are expected to be present at the Annual Meeting and have the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

                                 OTHER BUSINESS

    As of the date of this Proxy Statement, management knows of no other business which will be presented for action at the meeting. If any other business requiring a vote of the shareholders should come before the meeting, the persons designated as your proxies will vote or refrain from voting in accordance with their best judgment.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires that the Company's directors, certain of its officers, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership on Form 3 and changes of ownership on Form 4 or 5 with the Securities and

Exchange Commission (the "SEC") and the National Association of Securities Dealers. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all such forms they file.

    Based solely on its review of the copies of such forms received by the Company, and on written representations by the Company's officers and directors regarding their compliance with the filing requirements, the Company believes that all reports required from its officers, directors and greater than ten percent beneficial owners were filed on a timely basis during 1996.

                         SHAREHOLDER PROPOSALS FOR THE
                      1998 ANNUAL MEETING OF SHAREHOLDERS

    Shareholder proposals to be presented at the 1998 Annual Meeting of Shareholders must be received by the Secretary at the Company's executive offices by November 24, 1997, in order to be included in the Company's Proxy Statement and form of proxy relating to that meeting.

                            SOLICITATION OF PROXIES

    The proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. In addition, the Company has agreed to pay the firm of Allen Nelson & Co. a fee of $3,000 plus reasonable expenses for proxy solicitation services. Solicitations of proxies may be made personally, or by mail, telephone, telegraph, facsimile or messenger.

    The Company, if requested, will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All such costs of solicitation of proxies will be paid by the Company.

                                          By Order of the Board of Directors

                                                    [SIGNATURE]

                                          Jeffrey J. King
                                          SECRETARY

Seattle, Washington
March 24, 1997

                                                                      APPENDIX A

                  EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
                             1997 STOCK OPTION PLAN

    This 1997 Stock Option Plan (the "Plan") provides for the grant of options to acquire shares of common stock, $.01 par value (the "Common Stock"), of EXPEDITORS INTERNATIONAL OF WASHINGTON, INC., a Washington corporation (the "Company"). Stock options granted under this Plan that qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), are referred to in this Plan as "Incentive Stock Options." Incentive Stock Options and stock options that do not qualify under Section 422 of the Code ("Non-Qualified Stock Options") granted under this Plan are referred to as "Options."

1.  PURPOSES.

    The purposes of this Plan are to retain the services of valued key employees of the Company, its subsidiaries and such other affiliates as the Plan Administrator shall select in accordance with Section 3 below; to encourage such persons to acquire a greater proprietary interest in the Company, thereby strengthening their incentive to achieve the objectives of the shareholders of the Company; and to serve as an aid and inducement in the hiring of new employees.

2.  ADMINISTRATION.

    This Plan shall be administered by the Board of Directors of the Company (the "Board") if each director is an "outside director" (as defined below). If all directors are not outside directors, the Plan shall be administered by a committee designated by the Board and composed of two (2) or more members of the Board that are "non-employee directors" (as defined below) and outside directors, which committee (the "Committee") may be the compensation committee or a separate committee especially created for this purpose. The term "non-employee director" shall have the meaning assigned to it under Rule 16b-3 (as amended from time to time) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor rule or regulatory requirement. The term "outside director" shall have the meaning assigned under
Section 162(m) of the Code (as amended from time to time) and the regulations (or any successor regulations) promulgated thereunder ("Section 162(m) of the Code"). The Committee shall have the powers and authority vested in the Board hereunder (including the power and authority to interpret any provision of this Plan or of any Option). The members of any such Committee shall serve at the pleasure of the Board. A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be fully effective as if it had been taken at a meeting. The Board, or any committee thereof appointed to administer the Plan, is referred to herein as the "Plan Administrator."

    Subject to the provisions of this Plan, and with a view to effecting its purpose, the Plan Administrator shall have sole authority, in its absolute discretion, to (a) construe and interpret this Plan; (b) define the terms used in this Plan; (c) prescribe, amend and rescind rules and regulations relating to this Plan; (d) correct any defect, supply any omission or reconcile any inconsistency in this Plan; (e) grant Options under this Plan; (f) determine the individuals to whom Options shall be granted under this Plan and whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option; (g) determine the time or times at which Options shall be granted under this Plan;
(h) determine the number of shares of Common Stock subject to each Option, the exercise price of each Option, the duration of each Option and the times at which each Option shall become exercisable; (i) determine all other terms and conditions of Options; and (j) make all other determinations necessary or advisable for the administration of this Plan. All decisions, determinations and interpretations made by the Plan Administrator shall be binding and conclusive on all participants in this Plan and on their legal representatives, heirs and beneficiaries.

    The Board or the Committee may delegate to one or more executive officers of the Company the authority to grant Options under this Plan to employees of the Company who, on the Date of Grant, are not subjected to Section 16(b) of the Exchange Act with respect to the Common Stock ("Non-Insiders"), and are not "covered employees" as such term is defined for purposes of Section 162(m) of the Code ("Non-Covered Employees"), and in connection therewith the authority to determine: (a) the number of shares of Common Stock subject to such Option; (b) the duration of the Option; (c) the vesting schedule for determining the times at which such Option shall become exercisable; and (d) all other terms and conditions of such Options. The exercise price for any Option granted by action of an executive officer or officers pursuant to such delegation of authority shall not be less than the fair market value per share of the Common Stock on the Date of Grant. Unless expressly approved in advance by the Board or the Committee, such delegation of authority shall not include the authority to accelerate the vesting, extend the period for exercise or otherwise alter the terms of outstanding Options. The term "Plan Administrator" when used in any provision of this Plan other than Sections 2, 5(m), 5(n) and 12 shall be deemed to refer to the Board or the Committee, as the case may be, and an executive officer who has been authorized to grant Options pursuant thereto, insofar as such provisions may be applied to persons that are Non-Insiders and Non-Covered Employees and Options granted to such persons.

3.  ELIGIBILITY.

    Incentive Stock Options may be granted to any individual who, at the time the Option is granted, is an employee of the Company or any Related Corporation (as defined below), including employees who are directors of the Company ("Employees"). Non-Qualified Stock Options may be granted to Employees and to such other persons who are employed by affiliated companies, other than directors who are not Employees, as the Plan Administrator shall select. Options may be granted in substitution for outstanding Options of another corporation in connection with the merger, share exchange, acquisition of property or stock or other reorganization between such other corporation and the Company or any subsidiary of the Company. Any person to whom an Option is granted under this Plan is referred to as an "Optionee." Any person who is the owner of an Option is referred to as a "Holder."

    As used in this Plan, the term "Related Corporation" shall mean any corporation (other than the Company) that is a "Parent Corporation" of the Company or "Subsidiary Corporation" of the Company, as those terms are defined in Sections 424(e) and 424(f) respectively, of the Code (or any successor provisions), and the regulations thereunder (as amended from time to time).

4.  STOCK.

    The Plan Administrator is authorized to grant Options to acquire up to a total of 2,000,000 shares of the Company's authorized but unissued Common Stock. The number of shares with respect to which Options may be granted hereunder is subject to adjustment as set forth in Subsection 5(m) hereof. In the event that any outstanding Option expires or is terminated for any reason, the shares of Common Stock allocable to the unexercised portion of such Option may again be subject to an Option to the same Optionee or to a different person eligible under Section 3 of this Plan; provided however, that any canceled Options will be counted against the maximum number of shares with respect to which Options may be granted to any particular person as set forth in Section 6 hereof.

5.  TERMS AND CONDITIONS OF OPTIONS.

    Each Option granted under this Plan shall be evidenced by a written agreement approved by the Plan Administrator (the "Agreement"). Agreements may contain such provisions, not inconsistent with this Plan, as the Plan Administrator in its discretion may deem advisable. All Options also shall comply with the following requirements:

    (a) NUMBER OF SHARES AND TYPE OF OPTION.

    Each Agreement shall state the number of shares of Common Stock to which it pertains and whether the Option is intended to be an Incentive Stock Option or a Non-Qualified Stock Option. In the absence of action to the contrary by the Plan Administrator in connection with the grant of an Option, all Options shall be Non-Qualified Stock Options. The aggregate fair market value (determined at the Date of Grant, as defined below) of the stock with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (granted under this Plan and all other Incentive Stock Option plans of the Company, a Related Corporation or a predecessor corporation) shall not exceed $100,000, or such other limit as may be prescribed by the Code as it may be amended from time to time. Any portion of an Option which exceeds the annual limit shall not be void, but rather shall be a Non-Qualified Stock Option.

    (b) DATE OF GRANT.

    Each Agreement shall state the date the Plan Administrator has deemed to be the effective date of the Option for purposes of this Plan (the "Date of Grant").

    (c) OPTION PRICE.

    Each Agreement shall state the price per share of Common Stock at which it is exercisable. The exercise price shall be fixed by the Plan Administrator at whatever price the Plan Administrator may determine in the exercise of its sole discretion; PROVIDED that the per share exercise price for any Option granted shall not be less than the fair market value per share of the Common Stock at the Date of Grant as determined by the Plan Administrator in good faith; PROVIDED FURTHER, that with respect to Incentive Stock Options granted to greater-than-10 percent (> 10%) shareholders of the Company (as determined with reference to Section 424(d) of the Code), the exercise price per share shall not be less than 110 percent (110%) of the fair market value per share of the Common Stock at the Date of Grant as determined by the Plan Administrator in good faith; and, PROVIDED FURTHER, that Options granted in substitution for outstanding options of another corporation in connection with the merger, share exchange, acquisition of property or stock or other reorganization involving such other corporation and the Company or any subsidiary of the Company may be granted with an exercise price equal to the exercise price for the substituted option of the other corporation, subject to any adjustment consistent with the terms of the transaction pursuant to which the substitution is to occur.

    (d) DURATION OF OPTIONS.

    At the time of the grant of the Option, the Plan Administrator shall designate, subject to Subsection 5(g) below, the expiration date of the Option, which date shall not be later than ten (10) years from the Date of Grant; PROVIDED, that the expiration date of any Incentive Stock Option granted to a greater-than-10 percent ( > 10%) shareholder of the Company (as determined with reference to Section 424(d) of the Code) shall not be later than five (5) years from the Date of Grant. In the absence of action to the contrary by the Plan Administrator in connection with the grant of a particular Option, and except in the case of Incentive Stock Options as described above, all Options granted under this Section 5 shall expire ten (10) years from the Date of Grant.

    (e) VESTING SCHEDULE.

    No Option shall be exercisable until it has vested. The vesting schedule for each Option shall be specified by the Plan Administrator at the time of grant of the Option prior to the provision of services with respect to which such Option is granted; PROVIDED, that if no vesting schedule is specified at the time of grant, the Option shall be fifty percent (50%) vested three (3) years from the Date of Grant, seventy-five percent (75%) vested four (4) years from the Date of Grant and one hundred percent (100%) vested five (5) years from the Date of Grant.

    The Plan Administrator may specify a vesting schedule for all or any portion of an Option based on the achievement of performance objectives established in advance of the commencement by the Optionee of services related to the achievement of the performance objectives. Performance objectives shall be expressed in terms of one or more of the following: return on equity, return on assets, share price, market share, sales, earnings per share, costs, net earnings, net worth, inventories, cash and cash equivalents, gross margin or the Company's performance relative to its internal business plan. Performance objectives may be in respect of the performance of the Company as a whole (whether on a consolidated or unconsolidated basis), a Related Corporation, or a subdivision, operating unit, product or product line of either of the foregoing. Performance objectives may be absolute or relative and may be expressed in terms of a progression or a range. An Option that is exercisable (in full or in part) upon the achievement of one or more performance objectives may be exercised only following written notice to the Optionee and the Company by the Plan Administrator that the performance objectives have been achieved.

    (f) ACCELERATION OF VESTING.

    The vesting of one or more outstanding Options may be accelerated by the Plan Administrator at such times and in such amounts as it shall determine in its sole discretion. The vesting of Options also shall be accelerated under the circumstances described in Subsections 5(m) and 5(n) below.

    (g) TERM OF OPTION.

    Vested Options shall terminate, to the extent not previously exercised, upon the occurrence of the first of the following events: (i) the expiration of the Option, as designated by the Plan Administrator in accordance with Subsection 5(d) above; (ii) the date of an Optionee's termination of employment with the Company or any Related Corporation; or (iii) the expiration of ninety (90) days from (A) the date of death of the Optionee or (B) cessation of an Optionee's employment by reason of Disability (as defined below) unless, in the case of a Non-Qualified Stock Option, the exercise period is extended by the Plan Administrator until a date not later than the expiration date of the Option. If an Optionee's employment or contractual relationship is terminated by death, any Option held by the Optionee shall be exercisable only by the person or persons to whom such Optionee's rights under such Option shall pass by the Optionee's will or by the laws of descent and distribution of the state or county of the Optionee's domicile at the time of death. For purposes of the Plan, unless otherwise defined in the Agreement, "Disability" shall mean any physical, mental or other health condition which substantially impairs the Optionee's ability to perform his or her assigned duties for one hundred twenty (120) days or more in any two hundred forty (240) day period or that can be expected to result in death. The Plan Administrator shall determine whether an Optionee has incurred a Disability on the basis of medical evidence acceptable to the Plan

Administrator. Upon making a determination of Disability, the Plan Administrator shall, for purposes of the Plan, determine the date of an Optionee's termination of employment.

    Unless accelerated in accordance with Subsection 5(f) above, unvested Options shall terminate immediately upon termination of employment of the Optionee by the Company for any reason whatsoever, including death or Disability. For purposes of this Plan, transfer of employment between or among the Company and/or any Related Corporation shall not be deemed to constitute a termination of employment with the Company or any Related Corporation. For purposes of this Subsection with respect to Incentive Stock Options, employment shall be deemed to continue while the Optionee is on military leave, sick leave or other bona fide leave of absence (as determined by the Plan Administrator). The foregoing notwithstanding, employment shall not be deemed to continue beyond the first ninety (90) days of such leave, unless the Optionee's re-employment rights are guaranteed by statute or by contract.

    (h) EXERCISE OF OPTIONS.

    Options shall be exercisable, in full or in part, at any time after vesting, until termination. If less than all of the shares included in the vested portion of any Option are purchased, the remainder may be purchased at any subsequent time prior to the expiration of the Option term. No portion of any Option for less than ten (10) shares (as adjusted pursuant to Subsection 5(m) below) may be exercised; PROVIDED, that if the vested portion of any Option is less than ten
(10) shares, it may be exercised with respect to all shares for which it is vested. Only whole shares may be issued pursuant to an Option, and to the extent that an Option covers less than one (1) share, it is unexercisable.

    Options or portions thereof may be exercised by giving written notice to the Company, which notice shall specify the number of shares to be purchased, and be accompanied by payment in the amount of the aggregate exercise price for the Common Stock so purchased, which payment shall be in the form specified in Subsection 5(i) below. The Company shall not be obligated to issue, transfer or deliver a certificate of Common Stock to the Holder of any Option, until provision has been made by the Holder, to the satisfaction of the Company, for the payment of the aggregate exercise price for all shares for which the Option shall have been exercised and for satisfaction of any tax withholding obligations associated with such exercise. During the lifetime of an Optionee, Options are exercisable only by the Optionee or a transferee who takes title to the Option in the manner permitted by Subsection 5(k) hereof.

    (i) PAYMENT UPON EXERCISE OF OPTION.

    Upon the exercise of any Option, the aggregate exercise price shall be paid to the Company in cash or by cashier's check. In addition, the Holder may pay for all or any portion of the aggregate exercise price by complying with one or more of the following alternatives:

        (1) by delivering to the Company shares of Common Stock previously held by such Holder, or by the Company withholding shares of Common Stock otherwise deliverable pursuant to exercise of the Option, which shares of Common Stock received or withheld shall have a fair market value at the date of exercise (as determined by the Plan Administrator) equal to the aggregate exercise price to be paid by the Optionee upon such exercise; or

        (2) by complying with any other payment mechanism approved by the Plan Administrator at the time of exercise.

    (j) RIGHTS AS A SHAREHOLDER.

    A Holder shall have no rights as a shareholder with respect to any shares covered by an Option until such Holder becomes a record holder of such shares, irrespective of whether such Holder has given notice of exercise. Subject to the provisions of Subsections 5(m) and 5(n) hereof, no rights shall accrue to a Holder and no adjustments shall be made on account of dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights declared on, or created in, the Common Stock for which the record date is prior to the date the Holder becomes a record holder of the shares of Common Stock covered by the Option, irrespective of whether such Holder has given notice of exercise.

    (k) TRANSFER OF OPTION.

    Options granted under this Plan and the rights and privileges conferred by this Plan may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will, by applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any Option or of any right or privilege conferred by this Plan contrary to the provisions hereof, or upon the sale, levy or any attachment or similar process upon the rights and privileges conferred by this Plan, such Option shall thereupon terminate and become null and void.

    (l) SECURITIES REGULATION AND TAX WITHHOLDING.

    (1) Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such shares shall comply with all relevant provisions of law, including, without limitation, Section 162(m) of the Code, any applicable state securities laws, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations thereunder and the requirements of any stock exchange or automated inter-dealer quotation system of a registered national securities association upon which such shares may then be listed, and such issuance shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of such shares. The inability of the Company to obtain from any regulatory body the authority deemed by the Company to be necessary for the lawful issuance and sale of any shares under this Plan, or the unavailability of an exemption from registration for the issuance and sale of any shares under this Plan, shall relieve the Company of any liability with respect to the non-issuance or sale of such shares.

    As a condition to the exercise of an Option, the Plan Administrator may require the Holder to represent and warrant in writing at the time of such exercise that the shares are being purchased only for investment and without any then-present intention to sell or distribute such shares. At the option of the Plan Administrator, a stop-transfer order against such shares may be placed on the stock books and records of the Company, and a legend indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided stating that such transfer is not in violation of any applicable law or regulation, may be stamped on the certificates representing such shares in order to assure an exemption from registration. The Plan Administrator also may require such other documentation as may from time to time be necessary to comply with Federal and state securities laws.

    (2) The Holder shall pay to the Company by certified or cashier's check, promptly upon exercise of an Option or, if later, the date that the amount of such obligations becomes determinable, all applicable Federal, state, local and foreign withholding taxes that the Plan Administrator, in its discretion, determines to result upon exercise of an Option or from a transfer or other disposition of shares of Common Stock acquired upon exercise of an Option or otherwise related to an Option or shares of Common Stock acquired in connection with an Option. Upon approval of the Plan Administrator, a Holder may satisfy such obligation by complying with one or more of the following alternatives selected by the Plan Administrator:

        (A) by delivering to the Company shares of Common Stock previously held by such Holder or by the Company withholding shares of Common Stock otherwise deliverable pursuant to the exercise of the Option, which shares of Common Stock received or withheld shall have a fair market value at the date of exercise (as determined by the Plan Administrator) equal to the tax obligation to be paid by the Optionee upon such exercise; or

        (B) by complying with any other payment mechanism approved by the Plan Administrator from time to time.

    (3) The issuance, transfer or delivery of certificates of Common Stock pursuant to the exercise of Options may be delayed, at the discretion of the Plan Administrator, until the Plan Administrator is satisfied that the applicable requirements of the Federal and state securities laws and the withholding provisions of the Code have been met.

    (m) STOCK DIVIDEND OR REORGANIZATION.

    (1) If (i) the Company shall at any time be involved in a transaction described in Section 424(a) of the Code (or any successor provision) or any "corporate transaction" described in the regulations thereunder; (ii) the Company shall declare a dividend payable in, or shall subdivide or combine, its Common Stock or (iii) any other event with substantially the same effect shall occur, the Plan Administrator shall, subject to applicable law, with respect to each outstanding Option, proportionately adjust the number of shares of Common Stock subject to such Option and/or the exercise price per share so as to preserve the rights of the Holder substantially proportionate to the rights of the Holder prior to such event, and to the extent that such action shall include an increase or decrease in the number of shares of Common Stock subject to outstanding Options, the number of shares available under Section 4 of this Plan shall automatically be increased or decreased, as the case may be, proportionately, without further action on the part of the Plan Administrator, the Company, the Company's shareholders, or any Holder.

    (2) In the event that the presently authorized capital stock of the Company is changed into the same number of shares with a different par value, or without par value, the stock resulting from any such change shall be deemed to be Common Stock within the meaning of the Plan, and each Option shall apply to the same number of shares of such new stock as it applied to old shares immediately prior to such change.

    (3) If the Company shall at any time declare an extraordinary dividend with respect to the Common Stock, whether payable in cash or other property, the Plan Administrator may, subject to applicable law, in the exercise of its sole discretion and with respect to each outstanding Option, proportionately adjust the number of shares of Common Stock subject to such Option and/or adjust the exercise price per share so as to preserve the rights of the Holder substantially proportionate to the rights of the Holder prior to such event, and to the extent that such action shall include an increase or decrease in the number of shares of Common Stock subject to outstanding Options, the number of shares available under Section 4 of this Plan shall automatically be increased or decreased proportionately, without further action on the part of the Plan Administrator, the Company, the Company's shareholders, or any Holder.

    (4) The foregoing adjustments in the shares subject to Options shall be made by the Plan Administrator, or by any successor administrator of this Plan, or by the applicable terms of any assumption or substitution document.

    (5) The grant of an Option shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge, consolidate or dissolve, to liquidate or to sell or transfer all or any part of its business or assets.

    (n) CHANGE IN CONTROL.

    (1) If at any time there is a Change in Control (as defined below) of the Company, all Options outstanding at the date thereof shall accelerate and become fully vested and exercisable in full for the duration of the Option term as of the later of the date of the Change in Control or six months after the Date of Grant of the Option. For purposes of this Subsection, "Change in Control" shall mean either one of the following: (i) when any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act as amended (other than the Company, a subsidiary thereof or a Company employee benefit plan, including any trustee of such plan acting as trustee) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; or (ii) the occurrence of a transaction requiring shareholder approval, and involving the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation.

    (2) Except as provided in this Section 5, no Optionee or Holder shall have rights by reason of any subdivision or consolidation of shares of stock of any class including Common Stock or the payment of any stock dividend on shares of Common Stock, or any other increase or decrease in the number of shares of Common Stock, or by reason of any liquidation, dissolution, corporate combination or division; and any issuance by the Company of shares of stock of any class including Common Stock, or securities convertible into shares of stock of any class including Common Stock, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to any Option.

6.  ANNUAL LIMITATION ON INDIVIDUAL OPTION GRANTS.

    Except as otherwise provided in this Section 6, no person shall be eligible to receive in any fiscal year Options to purchase more than 10,000 shares of Common Stock (the "Annual Limitation"). The Annual Limitation may be increased to 50,000 shares of Common Stock in any fiscal year, PROVIDED that at least 40,000 of such Options shall have an exercise price of not less than one hundred twenty percent (120%) of the fair market value per share of the Common Stock at the Date of Grant as determined by the Plan Administrator in good faith; and, PROVIDED FURTHER, that the expiration date of at least 40,000 of such Options shall not be later than five (5) years from the Date of Grant. The amount of the Annual Limitation shall be subject to adjustment as set forth in Subsection 5(m) hereof.

7.  EFFECTIVE DATE; TERM.

    The date on which this Plan is adopted (the "Effective Date") shall be the date of ratification by the shareholders. Incentive Stock Options may be granted by the Plan Administrator from time to time on or after the Effective Date through the day immediately preceding the tenth anniversary of the Effective Date. Non-Qualified Stock Options may be granted by the Plan Administrator on or after the Effective Date and until this Plan is terminated by the Board in its sole discretion. Termination of this Plan shall not terminate any Option granted prior to such termination. No Option shall be granted by the Plan Administrator prior to the approval of this Plan by a vote of the shareholders of the Company.

8.  NO OBLIGATIONS TO EXERCISE OPTION.

    The grant of an Option shall impose no obligation upon the Optionee to exercise such Option.

9.  NO RIGHT TO OPTIONS OR TO EMPLOYMENT.

    Whether or not any Options are to be granted under this Plan shall be exclusively within the discretion of the Plan Administrator, and nothing contained in this Plan shall be construed as giving any person any right to participate under this Plan. The grant of an Option shall in no way constitute any form of agreement or understanding binding on the Company, any Related Company or any affiliate, express or implied, that the Company, any Related Company or any affiliate will employ or contract with an Optionee for any length of time, nor shall it interfere in any way with the Company's or, where applicable, a Related Company's or affiliate's right to terminate Optionee's employment at any time, which right is hereby reserved.

10. APPLICATION OF FUNDS.

    The proceeds received by the Company from the sale of Common Stock issued upon the exercise of Options shall be used to purchase and retire Common Stock pursuant to Rule 10b-18 to the extent such transactions have been authorized by the Board and in other cases for general corporate purposes, unless otherwise directed by the Board.

11. INDEMNIFICATION OF PLAN ADMINISTRATOR.

    In addition to all other rights of indemnification they may have as members of the Board, members of the Plan Administrator shall be indemnified by the Company for all reasonable expenses and liabilities of any type or nature, including attorneys' fees, incurred in connection with any action, suit or proceeding to which they or any of them are a party by reason of, or in connection with, this Plan or any Option granted under this Plan, and against all amounts paid by them in settlement thereof (provided that such settlement is approved by independent legal counsel selected by the Company), except to the extent that such expenses relate to matters for which it is adjudged that such Plan Administrator member is liable for willful misconduct; provided, that within fifteen (15) days after the institution of any such action, suit or proceeding, the Plan Administrator member involved therein shall, in writing, notify the Company of such action, suit or proceeding, so that the Company may have the opportunity to make appropriate arrangements to prosecute or defend the same.

12. AMENDMENT OF PLAN.

    The Plan Administrator may, at any time, modify, amend or terminate this Plan or modify or amend Options granted under this Plan, including, without limitation, such modifications or amendments as are necessary to maintain compliance with applicable statutes, rules or regulations; PROVIDED HOWEVER, no amendment with respect to an outstanding Option which has the effect of reducing the benefits afforded to the Holder thereof shall be made over the objection of such Holder. The Plan Administrator may condition the effectiveness of any such amendment on the receipt of shareholder approval at such time and in such manner as the Plan Administrator may consider necessary for the Company to comply with or to avail the Company and/or the Optionees of the benefits of any securities, tax, market listing or other administrative or regulatory requirement. Without limiting the generality of the foregoing, the Plan Administrator may modify grants to persons who are eligible to receive Options under this Plan who are foreign nationals or employed outside the United States to recognize differences in local law, tax policy or custom.

The Effective Date of this Plan was established by vote of the shareholders of the Company held on ___________, 1997.

                                                                      APPENDIX B

                  EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
                   1997 EXECUTIVE INCENTIVE COMPENSATION PLAN

    EXPEDITORS INTERNATIONAL OF WASHINGTON, INC., a Washington corporation (the "Company"), hereby establishes on the terms set forth below an incentive compensation plan to be known as the "1997 Executive Incentive Compensation Plan" (the "Plan").

1.  PURPOSES.

    The Plan is designed to (i) recognize and reward on an annual basis selected Company executives for their contributions to the overall success of the Company, (ii) submit the Company's long established incentive compensation plan for certain key officers to a vote of the shareholders by incorporating the existing compensation arrangement into the Plan, and (iii) qualify compensation paid under the Plan as "performance-based compensation" as that term is defined in Section 162(m) of the Internal Revenue Code of 1986 (the "Code"). Subject to approval by the Company's shareholders, the Plan will commence as of July 1, 1997 (the "Effective Date"). No award may be made under the Plan prior to the Effective Date. If the Plan is not approved by the Company's shareholders, the Plan will not be effective.

2.  DEFINITIONS.

    The following terms shall have the meanings set forth below when the initial letters appear in the Plan in capital letters:

    (a) "Award" means the agreement of the Company to pay compensation to a Participant upon the attainment of specified Performance Goals.

    (b) "Award Agreement" means the written agreement, if any, evidencing the terms and conditions of an Award.

    (c) "Board" means the Board of Directors of the Company.

    (d) "Covered Employee" means an Employee who is a "covered employee" within the meaning of Section 162(m) of the Code and the regulations issued thereunder.

    (e) "Employee" means any full-time, nonunion employee of the Company. Members of the Board who are not otherwise employed by the Company shall not be considered employees under this Plan.

    (f) "Outside Director" shall have the meaning assigned under Section 162(m) of the Code.

    (g) "Participant" means those Employees who are designated by the Committee to participate in the Plan for a Performance Period pursuant to Section 4.

    (h) "Performance Period" means the Company's quarterly reporting period for financial statement purposes.

3.  ADMINISTRATION.

    The Plan shall be administered by a committee designated by the Board and composed of two (2) or more members of the Board that are Outside Directors, which committee shall be the compensation committee unless the Board by separate action designates another committee, including a separate committee especially created for this purpose (the "Committee"). The Committee shall have all the authority that is necessary or helpful to enable it to discharge its responsibilities under the Plan. Without limiting the generality of the preceding sentence, the Committee shall have the exclusive right to interpret the Plan, to determine eligibility for participation in the Plan, to decide all questions concerning eligibility for and the amount of Awards payable under the Plan, to establish and administer the Performance Goals and certify whether, and to what extent, they are attained, to construe any ambiguous provisions of the Plan, to correct any default, to supply any omission, to reconcile any inconsistency, to issue administrative guidelines as an aide to the administration of the Plan, to make regulations for carrying out the Plan, and to decide any and all questions arising in the administration, interpretation, and application of the Plan. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders or resolutions of the Board of Directors shall be final, conclusive, and binding on all persons, including the Company, its shareholders, Employees, Participants, and their estates and beneficiaries.

4.  ELIGIBILITY.

    No Employee who receives an annual base salary in excess of $120,000, or such other amount as the Committee may from time to time establish by resolution, shall be eligible to receive an Award under the Plan. Participation is further limited in any fiscal year to those Covered Employees and such additional executive and other key officers that the Committee determines will be eligible for such year.

5.  EXECUTIVE BONUS POOL.

    There is hereby established an Executive Bonus Pool in an amount equal to ten percent (10%) of consolidated pre-tax operating income for the Performance Period computed before any accrual for such bonus. The amount of the Executive Bonus Pool may be decreased, suspended or terminated at any time by the Committee. The percentage share in the Executive Bonus Pool to be reserved as an Award to any Covered Employee and to such additional Participants as the Committee shall determine will be established by Award Agreements executed within the time period allowed in the regulations under Section 162(m) of the Code.

    Any portion of the Executive Bonus Pool not allocated by action of the Committee may be allocated at any time during the fiscal year to key officers determined to be eligible in the discretion of the Chief Executive Officer. The compensation of any Covered Employee shall not be increased in any way as a result of this exercise of discretion by the Chief Executive Officer and no allocation made by the Chief Executive Officer shall be valid to the extent that such allocation would cause the selected individual to become a Covered Employee.

6.  FORM OF AWARDS.

    All Awards will be evidenced by an Award Agreement. Awards shall be paid in cash upon written certification by the Committee prior to payment that the performance goals and any other material terms were in fact satisfied. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes required by law to be withheld with respect to any grant, exercise, or payment made under or as a result of this Plan.

    The Committee may, in its sole discretion, subject any Award to such additional terms, conditions, restrictions, or limitations (including but not limited to restrictions on transferability, vesting, termination of employment for cause or otherwise, or change of control) that the Committee deems to be appropriate, provided that such terms are not inconsistent with the terms of the Plan or Section 162(m) of the Code.

7.  RIGHTS OF EMPLOYEES.

    No Employee shall have the right to be selected to receive an Award under the Plan. The fact that an Employee was selected to receive an Award in one or more years shall not give such Employee any right to receive an Award in any subsequent period. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

8.  AMENDMENT, MODIFICATION, AND TERMINATION.

    The Committee may suspend or terminate the Plan at any time with or without prior notice. In addition, the Committee may from time to time and with or without prior notice, amend or modify the Plan in any manner, but may not without shareholder approval adopt any amendment that would require the vote of shareholders of the Company pursuant to Section 162(m) of the Code.

9.  SUCCESSORS.

    All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, share exchange, or otherwise, of all or substantially all of the business and/or assets of the Company.

10. GOVERNING LAW.

    The Plan, and all agreements hereunder, shall be governed by the laws of the State of Washington.

The Effective Date of this Plan was established by vote of the shareholders of the Company held on ___________, 1997.

                  EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please mark your votes as indicated in this example /X/.


    The undersigned hereby appoints Peter J. Rose and Jeffrey J. King, and each of them, as proxies, each with full power of substitution, to represent and to vote for and on behalf of the undersigned, as designated below, the number of shares of common stock of Expeditors International of Washington, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on May 7, 1997, or at any adjournment thereof. The undersigned directs that this proxy be voted as follows:

(1)        Election of Directors:
           / / FOR all nominees (except as indicated to the contrary     / / WITHHOLD AUTHORITY to vote for all
           below).                                                           nominees named below.

    P.J. Rose, K.M. Walsh, J.L.K. Wang, J.J. Casey, D.P. Kourkoumelis, J.W.
                                   Meisenbach

  INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name in the following space:
                                        ________________________________________

(2)        Approval of the 1997 Stock Option Plan as described in the Company's proxy statement dated March 24,
           1997.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

(3)        Approval of the 1997 Executive Incentive Compensation Plan as described in the Company's proxy statement dated March 24, 1997.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

(4)        In their discretion, the holders of this proxy are authorized to vote upon such other business as may properly come before the meeting.

                  (CONTINUED AND TO BE SIGNED ON OTHER SIDE.)

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THIS PROXY CARD. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES DESIGNATED ON THIS PROXY CARD, A VOTE FOR APPROVAL OF THE 1997 STOCK OPTION PLAN, AND A VOTE FOR APPROVAL OF THE 1997 EXECUTIVE INCENTIVE COMPENSATION PLAN. IF NO SPECIFICATION IS MADE, ALL SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ALL OF SAID NOMINEES, FOR APPROVAL OF THE 1997 STOCK OPTION PLAN, FOR APPROVAL OF THE 1997 EXECUTIVE INCENTIVE COMPENSATION PLAN, AND WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS WHICH MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT.

    THE UNDERSIGNED HEREBY ACKNOWLEDGES ANY PROXY OR PROXIES HEREUNTO GIVEN FOR SUCH SHARES AND RATIFIES ALL THAT SAID PROXIES OR THEIR SUBSTITUTES MAY LAWFULLY DO BY VIRTUE HEREOF.

    PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY. IF STOCK IS HELD JOINTLY, BOTH PERSONS SHOULD SIGN. PERSONS SIGNING IN A REPRESENTATIVE CAPACITY SHOULD GIVE THEIR TITLE.
                                              DATE: _____________________, 1997.

                                              __________________________________
                                              SIGNATURE

                                              __________________________________
                                              SIGNATURE IF HELD JOINTLY

             PLEASE PROMPTLY DATE, SIGN AND RETURN THIS PROXY CARD